EXHIBIT 99.4A

CD INTERNATIONAL LTD.

CD CAPITAL MANAGEMENT LLC

AMENDED AND RESTATED
PORTFOLIO MANAGEMENT AGREEMENT

DATED AS OF MARCH 31, 2006

AMENDED AND RESTATED
PORTFOLIO MANAGEMENT AGREEMENT

by and between

CD INTERNATIONAL LTD.
and
CD CAPITAL MANAGEMENT LLC

TABLE OF CONTENTS

Section	Page

1.	Ratification and Approval.	1
2.	Power and Authority of the Portfolio Manager.	1
3.	Dealings with and by Related Parties.	2
4.	Principles of ‘‘Corporate Opportunity’’ Not Applicable.	3
5.	Asset Value; Reserves.	3
6.	Standard of Liability; Indemnification.	3
7.	Compensation.	4
8.	Accounting and Other Information.	5
9.	Independent Contractor.	5
10.	Term; Termination; Renewal.	5
11.	Amendment.	6
12.	Notices.	6
13.	No Assignment or Delegation.	6
14.	Counterparts; Facsimiles.	6
15.	No Waiver.	7
16.	Right of Third Parties to Rely on the Power and Authority of the Portfolio Manager.	7
17.	Headings and Captions; Interpretation.	7
18.	Binding Effect; Benefit.	7
19.	Confidentiality.	7
20.	GOVERNING LAW; VENUE.	7
21.	Entire Agreement.	8
22.	Severability.	8

CD INTERNATIONAL LTD.

CD CAPITAL MANAGEMENT LLC

AMENDED AND RESTATED
PORTFOLIO MANAGEMENT AGREEMENT

This Amended and Restated Portfolio Management Agreement (the ‘‘Agreement’’) is made as of March 31, 2006 by and between CD INTERNATIONAL LTD. (the ‘‘Fund’’), a Cayman Islands company formed with limited liability whose registered office is c/o Admiral Administration Ltd., 90 Fort Street, 5th Floor, P.O. Box 32021 SMB, George Town, Grand Cayman, Cayman Islands; and CD CAPITAL MANAGEMENT LLC (the ‘‘Portfolio Manager’’), a Delaware limited liability company whose principal office is Two North Riverside Plaza, Seventh Floor, Chicago, Illinois 60606.

R E C I T A L S:

WHEREAS, the Fund is an open-ended investment company formed under the laws of the Cayman Islands in December 2002;

WHEREAS, the Portfolio Manager manages the Fund’s assets through managing the assets of CD Investment Partners Ltd. (the ‘‘Master Fund’’) in which the Fund and its United States counterpart fund, Carpe Diem Long Short Fund LLC, also invests.

WHEREAS, the management of the Fund’s assets has been governed since its inception by a Portfolio Management Agreement dated as of February 5, 2003; and

WHEREAS, the parties hereto desire to further amend the Agreement and to restate it in its entirety.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follow:

1.	Ratification and Approval.

The Fund and the Directors hereby appoint the Portfolio Manager as the Fund’s portfolio manager.

2.	Power and Authority of the Portfolio Manager.

(a) The Fund hereby designates and appoints the Portfolio Manager as the Fund’s agent and attorney-in-fact, with exclusive, full and discretionary power and authority, and without need of any further approval by the Fund (except as may be required by law), to perform or omit to perform any act (in each case at the expense of the Fund) which the Portfolio Manager may deem necessary or advisable in connection with the management of the Fund’s investment assets, such management to take place through the Portfolio Manager’s management of the Master Fund. All references in this Agreement to the Portfolio Manager’s management of the Fund’s assets shall be deemed to constitute references to the Portfolio Manager’s management of the Fund’s investment in the Master Fund, unless the context otherwise requires.

(b) The Portfolio Manager may employ, consult and/or otherwise contract, at the Fund’s expense, with such persons as the Portfolio Manager may deem necessary or advisable in connection with the power and authority hereby conferred on the Portfolio Manager, including accountants, advisers, agents, attorneys, brokers, clearing agents, consultants, custodians, employees, investment advisers, money managers and traders, whether or not one or more such persons are affiliates of the Portfolio Manager, or are members, directors, officers, partners, employees or agents of any of the foregoing (collectively, with the Portfolio Manager, ‘‘Related Parties’’), and the Portfolio Manager may obligate the Fund to pay such compensation to such persons as the Portfolio Manager may determine.

(c) Whenever the Portfolio Manager is to determine or decide any matter as provided in this Agreement, such determination or decision shall be in the sole and absolute discretion of the Portfolio Manager. All judgments and determinations made by the Portfolio Manager pursuant to or in connection with this Agreement shall be binding and conclusive, absent manifest error.

(d) The Portfolio Manager shall inform the Fund with respect to changes of ownership in the Portfolio Manager.

3.	Dealings with and by Related Parties.

(a) Nothing in this Agreement shall limit or restrict the Portfolio Manager from causing the Fund to engage, or any Related Party from itself engaging — during the term of this Agreement or thereafter and during the course of the Fund’s ongoing operations as well as during its liquidation and the transactions associated therewith — in all manner of transactions with one or more Related Parties to the fullest extent permitted by law.

(b)	Any Related Party may:

(i)	engage or invest in, directly or indirectly, any activity or venture of any nature or description, whether competitive with, the same as, or similar to, that of the Fund;

(ii)	buy or sell investment assets for its own account or for the account of other persons, including investment assets which are the same as, or similar to, investment assets bought or sold by the Fund; or

(iii)	organize, participate in (including become, inter alia, a general partner, officer, director, adviser or manager of), control, advise or provide services to another person which also purchases, sells, holds or deals with investment assets.

(c) Any Related Party may engage in transactions and/or make investments, or cause other persons to engage in transactions and/or make investments, which may differ from or be identical to the transactions engaged in or the investments made by the Fund under the management of the Portfolio Manager.

(d) Any Related Party may give advice to any other person and/or with respect to such person’s assets which may differ from or be identical to advice given to the Fund by the Portfolio Manager.

(e) Any Related Party may serve in any capacity with the Fund, including as a Director and/or officer.

4.	Principles of ‘‘Corporate Opportunity’’ Not Applicable.

(a) The principles of the doctrine of ‘‘corporate opportunity’’ or other similar rights or claims shall not apply to the Portfolio Manager’s dealings with the Fund (which shall be strictly on an independent contractor basis as contemplated by Section 9) or to any other Related Party’s dealings with the Fund (which may or may not be strictly on an independent contractor basis), and the Fund hereby waives, relinquishes and renounces any such right or claim, whether now in existence or arising in the future.

(b) The Portfolio Manager shall have no obligation to engage in any transaction or make any investment for the Fund, irrespective of whether one or more Related Parties do so for their own accounts or the account of any other person, and neither the Fund nor any Shareholder shall have any first refusal, co-investment or other rights with respect to any such transaction or investment.

(c) Nothing in this Agreement shall give the Fund or any Shareholder any right to participate in or to receive the benefits of any activity or venture of the Portfolio Manager (except as expressly set forth herein) or any other Related Party.

5.	Asset Value; Reserves.

(a) The Portfolio Manager shall assist the Fund in determining its Net Asset Value (including any associated liabilities and any related currency exchange-rate conversions), and may establish reserves for unknown or unfixed liabilities or contingencies or for any other reason.

(b) The Portfolio Manager shall assist the Fund in determining if the determination of Net Asset Value shall be postponed.

6.	Standard of Liability; Indemnification.

(a) The Portfolio Manager, its members, principals and affiliates and their respective members, officers, employees and agents (collectively, ‘‘Portfolio Manager Parties’’) shall not be liable to the Master Fund or any other Shareholder (or assignee) for any claims, costs, expenses, damages or losses arising out of or in connection with this Agreement, the Master Fund and its operation or the offering of the Interests other than those directly attributable to the fraud, gross negligence or willful disregard of such Portfolio Manager Party’s duties under this Agreement.

No Portfolio Manager Party shall be liable to the Master Fund or any Shareholder for failure to obtain the lowest negotiated brokerage commission rates, or to combine or arrange orders so as to obtain the lowest brokerage commission rates with respect to any transaction on behalf of the Master Fund, or for failure to recapture, directly or indirectly, any brokerage commissions for the benefit of the Master Fund. No Portfolio Manager Party shall be liable to the Master Fund or any Shareholder for claims, costs, expenses, damages or losses due to circumstances beyond any Portfolio Manager Party’s control, including but not limited to, the bankruptcy, insolvency or suspension of normal business activities by any bank, brokerage firm or transfer agent holding assets of the Master Fund, or due to the negligence, dishonesty, bad faith or misfeasance of any employee, broker, agent or sub-contractor of the Master Fund chosen by a Portfolio Manager Party in good faith.

In no respect by way of limiting the foregoing exculpatory provisions but rather by way of greater certainty, no Portfolio Manager Party shall be liable to the Master Fund or any Shareholder for any actions or omissions of (i) any broker or dealer chosen by a Portfolio Manager Party in good faith, (ii) any investment advisor chosen by a Portfolio Manager Party in good faith or (iii) any broker or dealer chosen by any investment advisor chosen by a Portfolio Manager Party.

No Portfolio Manager Party shall bear any liability whatsoever in respect of valuations provided to a Portfolio Manager Party by unaffiliated investment advisers, brokers, dealers or others, provided that such valuations were relied upon in good faith.

(b) The Master Fund shall indemnify and hold harmless the Portfolio Manager Parties from and against any loss or expense suffered or sustained by any of them by reason of the fact that a Portfolio Manager Party is or was connected in any respect with the Master Fund or the offering of the Interests, including, without limitation, any judgment, settlement, attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding; provided that the Portfolio Manager Party would not have been subject to liability under Section 6(a) for the conduct which led to such loss or expense.

The Master Fund shall advance payments asserted by a Portfolio Manager Party to be due under the preceding paragraph pending a final determination of whether such indemnification is, in fact, due, provided such Portfolio Manager Party agrees in writing to return any amounts so advanced (without interest) in the event such indemnification is determined not to be due.

Whether or not a Portfolio Manager Party is entitled to indemnification hereunder shall be determined by the judgment of independent counsel as to whether such Portfolio Manager Party has reasonable grounds for asserting that indemnification is so due, unless otherwise determined by a court, arbitral tribunal or administrative forum.

In the event the Master Fund is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of or in connection with any Shareholder’s activities, obligations or liabilities unrelated to the Master Fund’s business, such Shareholder shall indemnify and reimburse the Master Fund for all loss and expense incurred, including reasonable attorneys’ fees.

The foregoing exculpation and indemnity shall not constitute a waiver of any rights of the Fund or any Shareholder under the U.S. federal securities laws.

7.	Compensation.

(a) As compensation for its services hereunder, the Portfolio Manager shall receive (depending upon the Fund’s performance) the Management Fee and Incentive Fee set forth in the Fund’s offering memorandum.

(b) The Portfolio Manager will also receive a fixed monthly administrative fee (the ‘‘Administrative Fee’’), equal to [*]% ([*]% annualized) of the Net Asset Value of the Fund as of the beginning of each month. The Administrative Fee is paid to the Portfolio Manager and will be used to provide for administrative services to be performed for the Fund, whether such services are provided by third-party service providers (including, but not limited to, the Registrar and Transfer Agent) of the Portfolio Manager.

8.	Accounting and Other Information.

(a) The Portfolio Manager shall furnish to the Directors such information concerning the Portfolio Manager’s management and valuation of the Fund’s investment assets as the Directors may reasonably request.

(b) The Portfolio Manager shall maintain all records relating to its management of the Fund’s investment assets as may be required by law. At the reasonable request of the Directors, the Portfolio Manager shall give the Fund (at the expense of the Fund) reasonable access to such documents and shall permit the Fund and its representatives to copy such documents, subject to Section 19.

9.	Independent Contractor.

For all purposes of this Agreement, the Portfolio Manager shall be an independent contractor and not an employee or dependent agent of the Fund. Nothing in this Agreement shall be construed as making the Fund a partner or co-venturer with any Related Party or other CD Capital Management LLC fund. Except as provided in this Agreement, any other agreements authorized by the Memorandum and Articles of Association and/or the Memorandum and Articles of Association themselves, the Portfolio Manager shall have no authority to bind, obligate or represent the Fund, and shall be subject to none of the fiduciary duties of a partner, director or officer in respect of the Fund. This Agreement establishes and limits by its terms the Portfolio Manager’s obligations to the Fund.

10.	Term; Termination; Renewal.

(a) This Agreement shall continue in effect until the close of business on December 31, 2008, but shall be terminable by the Portfolio Manager without penalty or any breach hereof on 90 days’ notice. After such initial term, this Agreement shall be automatically renewed for consecutive three year terms so long as the Portfolio Manager is managing assets for any client account, unless earlier terminated by agreement of the parties or as provided below. However, the Shareholders in General Meeting held in accordance with the Memorandum and Articles of Association may terminate this Agreement at any time. Such termination shall require the vote of Shareholders holding Shares with an aggregate Asset Value equal to at least 75% of the aggregate Asset Value of all Shares outstanding as of the record date specified in the notice of such General Meeting. Any such termination, if approved by the required Shareholder vote, shall be effective no less than 90 days following the date of such General Meeting.

(b) This Agreement shall be renewed for additional and successive terms of three years each, provided that the Portfolio Manager has not given written notice to the Fund that this Agreement shall not be so renewed at least 90 days prior to the next scheduled expiration date of this Agreement.

(c) The expiration or termination of this Agreement shall in no respect extinguish the obligations of the Fund for the payment of fees and expenses in respect of services rendered by the Portfolio Manager prior to the effective date of such expiration or termination.

*	Blank spaces contained confidential information that has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

11.	Amendment.

This Agreement may not be amended except by the written consent of both the Fund and the Portfolio Manager.

12.	Notices.

All notices, demands, elections, requests or other communications that any party to this Agreement may desire or be required to give hereunder shall be in writing and shall personally be delivered, delivered by facsimile transmission (and, unless waived by the recipient upon receipt of any such facsimile transmission, confirmed by delivery in another manner permitted hereunder), mailed by certified or registered mail (postage prepaid) or sent by overnight delivery by a reputable private carrier or the postal service of any O.E.C.D. government, addressed:

if to the Fund to:

CD INTERNATIONAL LTD.
Admiral Administration Ltd.
90 Fort Street, 5th Floor
P.O. Box 32021 SMB
George Town, Grand Cayman
Cayman Islands

if to the Portfolio Manager to:

CD CAPITAL MANAGEMENT LLC
Two North Riverside Plaza, Seventh Floor
Chicago, Illinois 60606
Attn: John Ziegelman

All notices or other communications shall be deemed to have been validly given upon receipt when personally delivered or delivered by a confirmed facsimile transmission, on the 3rd day after having been mailed by certified or registered mail, or on the next day after being sent by overnight delivery, as the case may be.

13.	No Assignment or Delegation.

Except as set forth in this Section 13, neither the Fund nor the Portfolio Manager may assign any of its rights or delegate any of its obligations and/or power and authority under this Agreement without the prior written consent of the other party hereto; provided, that the Portfolio Manager may perform its obligations and exercise its power and authority under this Agreement through one or more Related Parties or any other person(s).

14.	Counterparts; Facsimiles.

This Agreement may be executed in one or more counterparts, each of which shall, however, together constitute one and the same document. Facsimile signature pages shall have the same binding force and effect as original copies.

15.	No Waiver.

No failure or delay on the part of either the Fund or the Portfolio Manager in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

16.	Right of Third Parties to Rely on the Power and Authority of the Portfolio Manager.

Notwithstanding anything to the contrary contained herein, any actions or omissions by the Portfolio Manager relating to the subject matter of this Agreement may be relied upon by any third party as binding upon the Fund.

17.	Receipt of Form ADV.

The Fund hereby acknowledges receipt of the Portfolio Manager’s current Form ADV Part II at least 48 hours prior to entering into this Agreement.

18.	Headings and Captions; Interpretation.

(a) In this Agreement, wherever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

(b) All headings and captions contained in this Agreement, as well as the Table of Contents, are included for convenience of reference only and shall not be deemed a part of this Agreement.

19.	Binding Effect; Benefit.

To the fullest extent permitted by law, this Agreement shall be binding upon and shall inure to the benefit of the Fund, the Portfolio Manager, all persons indemnified hereunder and their respective estates, permissible successors, transferees, custodians, executors, administrators, legal representatives, heirs and assignees.

20.	Confidentiality.

(a) The Fund agrees not to distribute any information regarding any Related Party without the express written approval of the Portfolio Manager.

(b) In no event shall the Fund, without the prior written consent of the Portfolio Manager, disclose to the Shareholders, or make available for inspection, any information which would identify the investment assets or the investment strategies of the Fund or any of its Affiliates, or which relates to any of the strategies or methods of any Related Party.

21.	GOVERNING LAW; VENUE.

THIS AGREEMENT IS MADE PURSUANT TO AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS, NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT IS EXECUTED BY THE PARTIES OR THE LOCATION OF ANY OFFICE, VENTURE OR OPERATION OF THE FUND, THE DIRECTORS OR THE PORTFOLIO MANAGER. ANY ACTION OR PROCEEDING BROUGHT BY CD CAPITAL MANAGEMENT LLC AGAINST ONE OR MORE SHAREHOLDERS, DIRECTORS OR THE FUND RELATING IN ANY WAY TO THIS AGREEMENT MAY, AND ANY ACTION OR PROCEEDING BROUGHT BY ANY OTHER PARTY AGAINST CD CAPITAL MANAGEMENT LLC OR THE FUND RELATING IN ANY WAY TO THIS AGREEMENT SHALL, BE BROUGHT AND ENFORCED IN THE COURTS OF COOK COUNTY IN THE STATE OF ILLINOIS OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) IN THE COURTS OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND THE FUND, THE DIRECTORS AND THE PORTFOLIO MANAGER IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH STATE AND FEDERAL COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. THE FUND AND THE PORTFOLIO MANAGER IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO LAYING THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN THE COURTS OF COOK COUNTY IN THE STATE OF ILLINOIS OR IN THE COURTS OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

22.	Entire Agreement.

This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and amends, restates and supersedes any prior agreements and understandings of the parties relating to such subject matter.

23.	Severability.

In the event that any provision of this Agreement is held to be invalid or unenforceable in any jurisdiction, such provision shall be deemed modified to the minimum extent necessary so that such provision, as so modified, shall no longer be held to be invalid or unenforceable. Any such modification, invalidity or unenforceability shall be strictly limited both to such provision and to such jurisdiction, and in each case to no other. Furthermore, in the event of any such modification, invalidity or unenforceability, this Agreement shall be interpreted so as to achieve the intent expressed herein to the fullest extent permitted by applicable law in the jurisdiction in question and otherwise as set forth herein.

* * * * *

IN WITNESS WHEREOF, this Agreement has been executed as a deed by the Fund, its Directors and the Portfolio Manager as of March 31, 2006.

CD INTERNATIONAL LTD.
By: /s/ Don Seymour Name: Don Seymour Title: Director
WITNESS
By: /s/ Anne Storie Name: Anne Storie Title: Director

Accepted:

CD CAPITAL MANAGEMENT LLC

By:	/s/ John Ziegelman John Ziegelman Managing Member